FORM 8-K





                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549




                                 CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                  Date of Report:                    March 25, 1999




                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




        PENNSYLVANIA                  1-1401                23-0970240
       (State or other                (SEC                 (IRS Employer
      jurisdiction of              file number)            Identification
        incorporation)                                        Number)




   230l Market Street, Philadelphia, Pennsylvania            19101
      (Address of principal executive offices)             (Zip Code)




               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

The matters discussed in this Report under Use of Transition Bond Proceeds and Estimated Earnings per Share are forward-looking statements. The Company's current expectations, anticipated plans and estimates set forth in these statements are dependent on numerous factors which may change, including market conditions, the price of the Company's Common Stock and the timing and amount of Common Stock repurchased by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

The following information was released today by PECO Energy Company:

PECO Energy Company (the Company) announced the securitization of $4 billion of the Company's recoverable stranded costs. The securitization was accomplished through the sale of $4 billion in Transition Bonds issued through PECO Energy Transition Trust (PETT), an independent special-purpose entity formed by the Company.

Regulatory Background
On May 14, 1998, the Pennsylvania Public Utility Commission (PUC) entered a Final Restructuring Order that authorized the Company to recover $5.26 billion of stranded costs through Competitive Transition Charges (CTC) to distribution customers over a 12-year period beginning January 1, 1999. The PUC also issued on May 14, 1999 a Qualified Rate Order (QRO) that authorized the Company to securitize up to $4 billion of its recoverable costs through the issuance of Transition Bonds.

Transition Bonds Summary
The Transition Bonds are solely the obligations of PETT, secured by intangible transition property (ITP) sold by the Company to PETT. Upon issuance of Transition Bonds, a portion of the CTC has been designated as intangible transition charges (ITC). The ITC is an irrevocable non-bypassable usage-based charge that is calculated to allow for the recovery of debt service and costs related to the issuance of the Transition Bonds. The Transition Bonds were sold by PETT in seven separate series with average maturities ranging from 1.3 to 8.9 years. Two of the series bear interest at floating rates; the remaining five series are fixed rate with coupons ranging from 5.48% to 6.13%.

In 1998, the Company entered into treasury forwards and forward starting interest rate swaps to manage interest rate exposure associated with the anticipated issuance of Transition Bonds. On March 18, 1999, these instruments were settled, with net proceeds to the Company of approximately $80 million. The gain on the hedge will be amortized over the lives of the Transition Bonds.

Use of Transition Bond Proceeds
PETT has used the $3.99 billion of proceeds of the Transition Bonds to purchase the ITP from the Company. In accordance with the terms of Pennsylvania's Electricity Generation Customer Choice and Competition Act and the May 14, 1998 QRO, the Company will utilize the proceeds principally to reduce its stranded costs and related capitalization.

The Company plans to use the proceeds from the securitization, after recognizing approximately $50 million of fees, expenses and PETT capitalization, to reduce the Company's capitalization in the following proportions:

         Fixed & Floating Rate Debt         50%
         Preferred Securities                7%
         Common Equity                      43%

The following is a summary of the securities that the Company is planning to call for redemption:

First Mortgage Bonds on April 26, 1999
--------------------------------------
7.75% Series due 3/1/2023
7.25% Series due 11/1/2024
7.125% Series due 8/15/2023

First Mortgage Bonds on May 3, 1999
--------------------------------------
7.75% Series 2 due 5/1/2023

Company Obligated Mandatorily Redeemable
Preferred Securities on August 1, 1999
--------------------------------------
9.00% Series due 2043

In 1997, the Company entered into forward common equity repurchase agreements that will be settled immediately upon receipt of Transition Bond proceeds. These agreements were put in place in connection with a previously announced common equity repurchase program. The Company plans to immediately repurchase 21.5 million shares pursuant to these arrangements at an aggregate settlement price of $696 million. The Company currently anticipates that it will complete the repurchase of common equity through open market purchases from time to time in compliance with Securities and Exchange Commission rules. The number of shares purchased and the timing and manner of purchases are dependent upon market conditions.

Estimated Earnings Per Share Impact
Although the Company has sold the ITP to PETT, ITC revenue as well as all interest expense and amortization expense associated with the Transition Bonds will be reflected on the Company's consolidated income statement.

CTC/ITC Amortization Expense: The combined schedule for the amortization of the CTC and ITC assets will be in accordance with the amortization schedule set forth in the Final Restructuring Order.

Interest Expense Impact: The Company currently projects that it will complete the majority of targeted debt and preferred security reductions over the next 2 to 3 months. The weighted average cost of debt and preferred securities to be retired is approximately 6.8%. The additional interest expense associated with the March 25, 1999 issuance of $4 billion in Transition Bonds, which have an effective interest rate of approximately 5.8% will be partially offset by the anticipated interest savings associated with the debt and preferred securities that will be retired.

The Company currently estimates that the impact of additional interest expense, combined with the anticipated reduction in common equity will result in earnings per share benefits of approximately $0.15 and $0.50 in 1999 and 2000, respectively. These earnings per share estimates could change and are largely dependent upon the timing and price of common stock repurchases.

Consolidated Balance Sheet Impact
The Company's consolidated balance sheet will reflect the retirement of debt, repurchase of equity and the addition of the Transition Bonds.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                     PECO ENERGY COMPANY


                                     \S\ Jean H. Gibson
                                     ------------------------------
                                     Vice President & Controller

March 25, 1999